Exhibit 23.1

February 21, 2007
U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 (as amended) of UC Hub Group Inc. of our report dated November 13, 2006 to the Board of Directors on the consolidated financial statements of UC Hub Group Inc, as of July 31, 2006 and 2005 and for the years then ended included in the Company's annual filing on Form 10-KSB filed with the Securities and Exchange Commission.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Sincerely,

LAWRENCE SCHARFMAN, CPA PA
9608 Honey Bell Circle
Boynton Beach, Florida 33437